Exhibit 99.1

Duke Energy Carolinas

Summary of Order Issued by the North Carolina Utilities Commission

(Docket E-7 Sub 1146)

Background

•                  On August 25, 2017, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 13.6% increase in retail revenues, or approximately $647 million:

•                  The rate case filing requested an overall rate of return of 7.93% based on approval of a 10.75% return on equity (ROE) and a 53% equity component of the capital structure

•                  The filing was based on a North Carolina retail rate base of $13.8 billion as of December 31, 2016, and adjusted for known and measurable changes through December  2017

•                  On March 1, 2018, DEC and the Public Staff - North Carolina Utilities Commission (Public Staff) filed testimony consistent with their Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

•                  The NCUC held an evidentiary hearing on the case from March 5 through March 22, 2018

•                  On April 27, 2018, DEC filed a post-hearing brief, which included DEC’s proposal for implementing the Federal Tax Cuts and Jobs Act (the Tax Act) and intermediate steps the NCUC could take to approve the Power/Forward Carolinas plan and associated Grid Rider

•                  On June 1, 2018, DEC and intervenors Environmental Defense Fund, Sierra Club and North Carolina Sustainable Energy Association filed a Pilot Grid Rider Agreement and Stipulation (Grid Rider Stipulation) in which the parties agreed to the proposal DEC introduced in the post-hearing brief on April 27, 2018, along with additional commitments by DEC

•                  On June 22, 2018, the NCUC issued an order approving the Stipulation without modification, denying the Grid Rider Stipulation, and addressing the other outstanding items in the case

Major Components of the Order

Stipulation:

•                  Approves the Stipulation with the Public Staff, including an ROE of 9.9% based upon a capital structure of 52% equity and 48% debt

•                  Returns excess North Carolina state deferred income taxes (N.C. state EDIT) to customers over 4 years through a rider (rather than 5 years under the original request)

•                  Removes recovery of Customer Connect project costs from the revenue requirement, while permitting deferral treatment of such project costs

Coal Ash:

•                  Approves recovery of deferred coal ash costs as reasonable and prudent, known and measureable and used and useful in the provision of service to customers

•                  Approves recovery of $546 million deferred costs over 5 years with a return at DEC’s weighted average cost of capital (WACC)

•                  Assesses a $70 million management penalty by reducing the annual recovery of the deferred coal ash costs by $14 million per year over the 5 year recovery period

•                  Denies DEC’s request for recovery of estimated ongoing coal ash costs of $201 million annually. Instead, these costs will be deferred with a return at DEC’s WACC, to be considered for recovery in the next rate case

Grid Rider:

•                  Denies the Grid Rider Stipulation and denies deferral treatment of Power/Forward costs. DEC may petition for deferral of grid modernization costs outside of a general rate case proceeding if it can show financial hardship or a stipulation that includes greater consensus among intervening parties on costs being classified as grid modernization

Lee Nuclear:

•                  Approves cancellation of the Lee Nuclear Project, with DEC continuing to maintain the Combined Operating License

•                  Allows DEC to recover $347 million (NC retail allocation) of project development costs (including AFUDC through December 31, 2017) over 12 years

•                  Denies a return on the unamortized balance during the 12 year recovery period

Federal Tax Reform:

•                  DEC is able to mitigate the customer rate increase by $212 million annually to reflect the change in the statutory federal tax rate from 35% to 21%

•                  Directs all federal excess deferred income taxes (Federal EDIT) be retained by DEC as a regulatory liability for 3 years or until DEC’s next base rate case, whichever is sooner. At that time, DEC is to propose, and the NCUC will evaluate anew, how and over what time period all Federal EDIT will be returned to customers

•                  Denies DEC’s request for accelerated recovery of certain expenses to mitigate future customer rate impacts

•                  DEC will seek appropriate clarification from the NCUC that the federal EDIT should remain as a reduction to rate base providing customers the benefit of a return on it in current rates and therefore eliminating the need for a separate interest accrual

Additional Information

•                  DEC is currently seeking appropriate guidance on certain items related to the calculation of plant additions and related accumulated depreciation that were not clearly addressed by the order

•                  As a result of the order, Duke Energy will take an estimated pre-tax charge of approximately $150 million in Q2 2018, which will be treated as a “special item” (excluded from adjusted diluted earnings per share). The charge is primarily related to the denial of a return on the Lee Nuclear Project and the coal ash management penalty described above

•                  The preliminary estimate for rate base for DEC NC retail addressed in the case is $14.1 billion, which includes investments in the new W.S. Lee Combined Cycle unit, two new solar facilities and Advanced Metering Infrastructure (AMI)

•                  New rates to be effective one day after the NCUC approves the required compliance filing, currently estimated by mid-July

Reconciliation of Request to Order and Estimated Annual Rate Impacts to Customer Bills

The figures below are pending review of the Public Staff and are, therefore, subject to change.  Once confirmed by Public Staff, the updated revenue requirement will be filed with the NCUC, currently expected to occur next week, for review and approval.

($ in millions)	Years 1-4	Thereafter
Request per original filing	$647	$647
Reduced ROE(1)	$(100)	$(100)
Reduced equity component of capital structure(1)	$(18)	$(18)
Remove Customer Connect costs (to be deferred with a return)(1)	$(11)	$(11)
Other Stipulation adjustments(1)	$(13)	$(13)
Return N.C. state EDIT over 4 years through rider(1),(2)	$5	$65
Coal ash basin management penalty	$(14)	$(14)
Coal ash basin ongoing costs disallowed	$(201)	$(201)
Remove grid rider	$(36)	$(36)
No return on Lee Nuclear Project development costs	$(18)	$(18)
Other impacts of the order, primarily changes to depreciation rates	$(33)	$(33)
Subtotal: Revenue increase excluding impacts of the Tax Act	$208	$268
Revenue decrease associated with a lower federal tax rate(3)	$(212)	$(212)
Grand Total: Cumulative net annualized revenue (decrease)/ increase, subject to NCUC review and approval	$(4)	$56
Cumulative net annualized customer (decrease)/ increase (%)	-0.1%	1.2%

(1)  Per the DEC Stipulation with the Public Staff approved by the NCUC

(2)  Original request included return of N.C. state EDIT over 5 years through base rates

(3)  DEC’s proposal included i) reducing the revenue requirement by $212 million for the lower federal tax rate, ii) reducing the revenue requirement by $34 million for the return of protected Federal EDIT, iii) reducing the revenue requirement by $62 million for the return of unprotected Federal EDIT, offset by iv) an increase in the revenue requirement of $200 million for accelerated cost recovery to mitigate future customer rate impacts